Exhibit 23.4

CONSENT OF SMITH CAPITAL, INC.

We consent to the references to our firm in the Registration Statement on Form S-4 being filed with the Securities and Exchange Commission by Crescent Financial Corporation in connection with the proposed merger with Port City Capital Bank pursuant to an Agreement and Plan of Reorganization and Merger dated April 6, 2006.

Smith Capital, Inc.

By:
Alison J. Smith President